Contact	Robert Grover	FOR IMMEDIATE RELEASE August 10, 2015
Telephone	800-429-3110 ext. 119
Email	Robert@Edventures.com
Website	www.Edventures.com

Former Micron Director/Board Member & Simplot CFO, CEO Gordon Smith Offers Assistance to PCS Edventures!

Gordon Smith of Micron Tech Lends Expertise to PCS Edventures.

Boise, Idaho, August 10, 2015 -- PCS Edventures!.com, Inc. (PCSV), a leader of K-12 S.T.E.M. Education Programs/Products has signed a Memo of Understanding with Mr. Gordon Smith, a seasoned business management expert who will be contributing direction and expertise on organizational development and processes for the purposes of accelerating growth at PCS Edventures!.

Mr. Smith is the former CFO and CEO at Simplot Corp. of Boise, a multi-billion dollar global agribusiness. He is also a former founding Director and 27 year board member of Micron Technology, (MU) a 20 Billion dollar Boise-based technology company.

“I am thrilled that Mr. Smith has extended his assistance to the Company," said Todd Hackett, Co-CEO. “His experience in taking growth stage companies with big potential to fruition is an exciting development to say the least. Having this caliber of help gives us quite an edge in becoming a major education/technology company.”

“I feel the company has a tremendous amount of potential, it reminds me of the early days of Micron,” said Smith. He went on to say "we took a company that wasn't too different from PCS in terms of size, and did very well with helping them find success, in fact that company is still growing. It took a lot of hard work by people who were serious, management at PCS has hard working folks, but like Micron in its early stages, PCS could use some guidance and help in scaling the business fast enough to be really successful. I’m excited to be involved in showing them the way.”

Lastly, we are excited to share we have complied with OTC market requirements to up list to

OTC:QB, and submitted up-to-date company profile info. We expect that both will reflect this week.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCPINK:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and is listed on the OTC Pink platform under the symbol "PCSV."

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Investor Contact: Robert Grover (800) 429-3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

# # #